===============================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 --------------

                                 SCHEDULE 13D
                   Under the Securities Exchange Act of 1934

                               (Amendment No. 1)

                              INSILCO CORPORATION
                               (Name of Issuer)

                                 Common Stock
                               $0.001 Par Value
                        (Title of Class of Securities)


                                 --------------

                                   457659704
                                (CUSIP Number)

                      Donaldson, Lufkin & Jenrette, Inc.
                      (Name of Persons Filing Statement)

                               John W. Buttrick
                             Davis Polk & Wardwell
                             450 Lexington Avenue
                           New York, New York 10017
                            Tel. No.: 212 450 4340
                    (Name, Address and Telephone Number of
                     Person Authorized to Receive Notices
                              and Communications)

                                March 24 , 1998
            (Date of Event which Requires Filing of this Statement)

                                 --------------

               If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following: [ ]

               Check the following box if a fee is being paid with this statement: [ ]


===============================================================================

                               SCHEDULE 13D

     CUSIP No. 457659704                                    Page 2 of 32 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Silkworm Acquisition Corporation

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

             DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
             WITH                   9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-


11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5
14   TYPE OF REPORTING PERSON*

     CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

     CUSIP No. 457659704                                    Page 3 of 32 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Merchant Banking Partners II, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
             WITH                   9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                    Page 4 of 32 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Merchant Banking Partners II-A, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
             WITH                   9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                    Page 5 of 32 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Millennium Partners - A, L.P.
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
             WITH                   9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                    Page 6 of 32 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Millennium Partners, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
             WITH                   9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,783,878 - See Item 5

12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES        [ ]
             CERTAIN SHARES*

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             45.5% - See Item 5

14           TYPE OF REPORTING PERSON*

             PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                    Page 7 of 32 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ EAB Partners, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
             WITH                   9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                    Page 8 of 32 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Offshore Partners II, C.V.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Netherlands Antilles

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
             WITH                   9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                    Page 9 of 32 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Merchant Banking II, LLC

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                   7   SOLE VOTING POWER

                                       -0-

                                   8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY              1,783,878
    EACH REPORTING PERSON
             WITH                  9   SOLE DISPOSITIVE POWER

                                       -0-

                                  10   SHARED DISPOSITIVE POWER

                                       -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

14   TYPE OF REPORTING PERSON*

     OO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                    Page 10 of 32 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Merchant Banking II, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
             WITH                   9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

14   TYPE OF REPORTING PERSON*

     CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 11 of 32 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Diversified Partners, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 12 of 32 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Diversified Partners- A, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5
14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 13 of 32 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Diversified Associates LP

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
             WITH                   9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

 14  TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 14 of 32 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Diversified Partners, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
             WITH                   9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

 14  TYPE OF REPORTING PERSON*

     CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 15 of 32 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ First ESC, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 16 of 32 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ ESC II, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 17 of 32 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ LBO Plans Management Corporation
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

14   TYPE OF REPORTING PERSON*

     CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 18 of 32 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJMB Funding II, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

14   TYPE OF REPORTING PERSON*

     CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 19 of 32 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Capital Investors, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

14   TYPE OF REPORTING PERSON*

     CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 20 of 32 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     UK Investment Plan 1997 Partners

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 21 of 32 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     UK Investment Plan 1997, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 -- See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% -- See Item 5

14   TYPE OF REPORTING PERSON*

     CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 22 of 32 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Donaldson Lufkin & Jenrette, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

14   TYPE OF REPORTING PERSON*

     HC, CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 23 of 32 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Equitable Companies Incorporated

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

      NUMBER OF SHARES              8   SHARED VOTING POWER
    BENEFICIALLY OWNED BY
    EACH REPORTING PERSON               1,783,878
            WITH
                                    9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

14   TYPE OF REPORTING PERSON*

     CO, HC
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 24 of 32 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     AXA

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     France

                                   7    SOLE VOTING POWER

                                        See Item 5

                                   8    SHARED VOTING POWER
         NUMBER OF SHARES
      BENEFICIALLY OWNED BY             See Item 5
      EACH REPORTING PERSON
               WITH                9    SOLE DISPOSITIVE POWER

                                        See Item 5

                                  10    SHARED DISPOSITIVE POWER

                                        See Item 5

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5 (not to be construed as an admission of beneficial ownership)

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

14   TYPE OF REPORTING PERSON*

     HC
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 25 of 32 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Finaxa

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     France

                                    7   SOLE VOTING POWER

                                        See Item 5

                                    8   SHARED VOTING POWER
         NUMBER OF SHARES
      BENEFICIALLY OWNED BY             See Item 5
      EACH REPORTING PERSON
               WITH                 9   SOLE DISPOSITIVE POWER

                                        See Item 5

                                   10   SHARED DISPOSITIVE POWER

                                        See Item 5

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5 (not to be construed as an admission of beneficial ownership)

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

14   TYPE OF REPORTING PERSON*

     HC
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 26 of 32 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     AXA Assurances I.A.R.D. Mutuelle

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     France

                                    7   SOLE VOTING POWER

                                        See Item 5

                                    8   SHARED VOTING POWER
         NUMBER OF SHARES
      BENEFICIALLY OWNED BY             See Item 5
      EACH REPORTING PERSON
               WITH                 9   SOLE DISPOSITIVE POWER

                                        See Item 5

                                   10   SHARED DISPOSITIVE POWER

                                        See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

 14  TYPE OF REPORTING PERSON*

     IC
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 27 of 32 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     AXA Assurances Vie Mutuelle

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     France

                                    7   SOLE VOTING POWER

                                        See Item 5

                                    8   SHARED VOTING POWER
         NUMBER OF SHARES
      BENEFICIALLY OWNED BY             See Item 5
      EACH REPORTING PERSON
               WITH                 9   SOLE DISPOSITIVE POWER

                                        See Item 5

                                   10   SHARED DISPOSITIVE POWER

                                        See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

 14  TYPE OF REPORTING PERSON*

     IC
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 28 of 32 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     AXA Courtage Assurance Mutuelle

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     France

                                    7   SOLE VOTING POWER

                                        See Item 5

         NUMBER OF SHARES           8   SHARED VOTING POWER
       BENEFICIALLY OWNED BY
       EACH REPORTING PERSON            See Item 5
               WITH
                                    9   SOLE DISPOSITIVE POWER

                                        See Item 5

                                   10   SHARED DISPOSITIVE POWER

                                        See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

 14  TYPE OF REPORTING PERSON*

     IC
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 29 of 32 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Alpha Assurances Vie Mutuelle
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     France

                                    7   SOLE VOTING POWER

                                        See Item 5

                                    8   SHARED VOTING POWER
         NUMBER OF SHARES
       BENEFICIALLY OWNED BY            See Item 5
       EACH REPORTING PERSON
               WITH                 9   SOLE DISPOSITIVE POWER

                                        See Item 5

                                   10   SHARED DISPOSITIVE POWER

                                        See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

 14  TYPE OF REPORTING PERSON*

     IC
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 30 of 32 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Claude Bebear, as AXA Voting Trustee

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Citizen of France

                                    7   SOLE VOTING POWER

                                        See Item 5

                                    8   SHARED VOTING POWER
         NUMBER OF SHARES
      BENEFICIALLY OWNED BY             See Item 5
      EACH REPORTING PERSON
               WITH                 9   SOLE DISPOSITIVE POWER

                                        See Item 5

                                   10   SHARED DISPOSITIVE POWER

                                        See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

 14  TYPE OF REPORTING PERSON*

     IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 31 of 32 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Patrice Garnier, as AXA Voting Trustee

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Citizen of France

                                    7   SOLE VOTING POWER

                                        See Item 5

         NUMBER OF SHARES           8   SHARED VOTING POWER
       BENEFICIALLY OWNED BY
       EACH REPORTING PERSON            See Item 5
               WITH
                                    9   SOLE DISPOSITIVE POWER

                                        See Item 5

                                   10   SHARED DISPOSITIVE POWER

                                        See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5
 14  TYPE OF REPORTING PERSON*

     IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 32 of 32 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Henri de Clermont - Tonnerre, as AXA Voting Trustee

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Citizen of France

                                    7   SOLE VOTING POWER

                                        See Item 5

                                    8   SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY           See Item 5
        EACH REPORTING PERSON
                 WITH               9   SOLE DISPOSITIVE POWER

                                        See Item 5

                                   10   SHARED DISPOSITIVE POWER

                                        See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

 14  TYPE OF REPORTING PERSON*

     IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


               The following persons (collectively, the "Reporting Persons"):
(1) Silkworm Acquisition Corporation, a Delaware corporation ("Silkworm");
(2) DLJ Merchant Banking Partners II, L.P., a Delaware corporation ("Partners II"); (3) DLJ Merchant Banking Partners II-A, L.P., a Delaware limited partnership ("Partners II-A"); (4) DLJ Millennium Partners, L.P., a Delaware limited partnership ("Millennium"); (5) DLJ Millennium Partners-A, L.P., a Delaware limited partnership ("Millennium-A"); (6) DLJ Offshore Partners II, C.V., a Netherlands Antilles limited partnership ("Offshore II"); (7) DLJ EAB Partners, L.P., a Delaware limited partnership ("EAB"); (8) DLJ Merchant Banking II, LLC, a Delaware limited liability company ("MBII LLC"); (9) DLJ Merchant Banking II, Inc., a Delaware corporation ("MBII INC"); (10) DLJ Diversified Partners, L.P., a Delaware limited partnership ("Diversified");
(11) DLJ Diversified Partners-A, L.P., a Delaware limited partnership ("Diversified-A"); (12) DLJ Diversified Associates, L.P., a Delaware limited partnership ("Diversified Associates"); (13) DLJ Diversified Partners, Inc., a Delaware corporation ("Diversified Partners"); (14) DLJ First ESC L.P., a Delaware limited partnership ("ESC"); (15) DLJ ESC II L.P., a Delaware limited partnership ("ESC II"); (16) DLJ LBO Plans Management Corporation, a Delaware corporation ("LBO"); (17) DLJMB Funding II, Inc., a Delaware corporation ("Funding II"); (18) DLJ Capital Investors, Inc., a Delaware corporation ("DLJCI"); (19) UK Investment Plan 1997 Partners, a Delaware general partnership ("1997 Partners"); (20) UK Investment Plan 1997, Inc. ("Plan 1997" and together with the previously listed entities, the "DLJ Entities"); (22) Donaldson, Lufkin & Jenrette, Inc., a Delaware corporation ("DLJ"); (22) The Equitable Companies Incorporated, a Delaware corporation ("EQ"); (23) AXA, a societe anonyme organized under the laws of France; (24) Finaxa, a societe anonyme organized under the laws of France; (25) AXA Assurances I.A.R.D. Mutuelle, a mutual insurance company organized under the laws of France; (26) AXA Assurances Vie Mutuelle, a mutual insurance company organized under the laws of France; (27) AXA Courtage Assurance Mutuelle, a mutual insurance company organized under the laws of France; (28) Alpha Assurances
Vie Mutuelle, a mutual insurance company organized under the laws of France; and (29) Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, trustees (the "AXA Voting Trustees") of a voting trust (the "AXA Voting
Trust") established pursuant to a Voting Trust Agreement by and among AXA and the AXA Voting Trustees dated as of May 12, 1992, as amended January 22, 1997, hereby amend and supplement their joint Report on Schedule 13D, originally filed on April 6, 1998 (the "Schedule D") with respect to the purchase of shares of common stock, $0.001 par value (the "Shares") of Insilco Corporation.

               Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Schedule 13D.

               Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

               The response set forth in Item 6 of the Schedule 13D is hereby amended and supplemented by the following information:

               "A copy of each of the Voting Agreement and the Merger Agreement are attached hereto as Exhibit 3 and Exhibit 4 and are incorporated herein by reference."

               Item 7.  Material to be Filed as Exhibits.

               Exhibit 4: Agreement and Plan of Merger dated as of March 24,
                          1998 among Insilco Corporation, INR Holding Co. and Silkworm Acquisition Corporation.


                                   SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: May 6, 1998

                                      Silkworm Acquisition Corporation



                                      By: /s/ Thompson Dean
                                         -------------------------------------
                                         Name:   Thompson Dean
                                         Title:  President and Treasurer


                                   SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: May 6, 1998


                                      DLJ Merchant Banking Partners II, L.P.

                                      By DLJ Merchant Banking II, Inc.,
                                         as Managing General Partner



                                      By: /s/ Marjorie S. White
                                         -------------------------------------
                                         Name:  Marjorie S. White
                                         Title: Secretary and Treasurer


                                   SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: May 6, 1998


                                      DLJ Merchant Banking Partners II-A, L.P.

                                      By DLJ Merchant Banking II, Inc.,
                                         as Managing General Partner



                                      By: /s/ Marjorie S. White
                                         -------------------------------------
                                         Name:  Marjorie S. White
                                         Title: Secretary and Treasurer



                                   SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: May 6, 1998


                                      DLJ Millennium Partners, L.P.

                                      By DLJ Merchant Banking II, Inc.,
                                         as Managing General Partner


                                      By: /s/ Marjorie S. White
                                         -------------------------------------
                                         Name:  Marjorie S. White
                                         Title: Vice President and Secretary



                                   SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: May 6, 1998


                                      DLJ Millennium Partners -A, L.P.

                                      By DLJ Merchant Banking II, Inc.,
                                         as Managing General Partner


                                      By: /s/ Marjorie S. White
                                         -------------------------------------
                                         Name:  Marjorie S. White
                                         Title: Vice President and Secretary



                                   SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: May 6, 1998

                                      DLJ EAB Partners, L.P.


                                      By DLJ LBO Plans Management Corporation
                                         as Managing General Partner


                                      By: /s/ Marjorie S. White
                                         -------------------------------------
                                         Name:  Marjorie S. White
                                         Title: Vice President and Secretary


                                   SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.
DLJ Offshore Partners II, C.V.

Date: May 6, 1998


                                      By DLJ Merchant Banking II, Inc.,
                                         as Advisory General Partner



                                      By: /s/ Marjorie S. White
                                         -------------------------------------
                                         Name:  Marjorie S. White
                                         Title: Secretary and Treasurer


                                   SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: May 6, 1998

                                      DLJ Merchant Banking II, LLC

                                      By DLJ Merchant Banking II, Inc.,
                                         as Managing Member



                                      By: /s/ Marjorie S. White
                                         -------------------------------------
                                         Name:  Marjorie S. White
                                         Title: Secretary and Treasurer


                                   SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: May 6, 1998

                                      DLJ Merchant Banking II, Inc.



                                      By: /s/ Marjorie S. White
                                         -------------------------------------
                                         Name:  Marjorie S. White
                                         Title: Secretary and Treasurer


                                   SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: May 6, 1998


                                      DLJ Diversified Partners, L.P.

                                      By DLJ Diversified Partners, Inc.,
                                         as Managing General Partner



                                      By: /s/ Marjorie S. White
                                         -------------------------------------
                                         Name:  Marjorie S. White
                                         Title: Vice President and Secretary


                                   SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: May 6, 1998
                                      DLJ Diversified Partners-A, L.P.


                                      By DLJ Diversified Partners, Inc.,
                                         as Managing General Partner



                                      By: /s/ Marjorie S. White
                                         -------------------------------------
                                         Name:  Marjorie S. White
                                         Title: Secretary and Treasurer


                                   SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: May 6, 1998


                                      DLJ Diversified Associates, L.P.

                                      By DLJ Diversified Partners, Inc.,
                                         as Managing General Partner



                                      By: /s/ Marjorie S. White
                                         -------------------------------------
                                         Name:  Marjorie S. White
                                         Title: Secretary and Treasurer


                                   SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: May 6, 1998

                                      DLJ Diversified Partners, Inc.



                                      By: /s/ Marjorie S. White
                                         -------------------------------------
                                         Name:  Marjorie S. White
                                         Title: Secretary and Treasurer


                                   SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: May 6, 1998


                                      DLJ First ESC, L.P.

                                      By DLJ LBO Plans Management Corporation,
                                         as Managing General Partner



                                      By: /s/ Marjorie S. White
                                         -------------------------------------
                                         Name:  Marjorie S. White
                                         Title: Vice President and Secretary


                                   SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: May 6, 1998


                                      DLJ ESC II L.P.

                                      By DLJ LBO Plans Management Corporation,
                                         as Managing General Partner



                                      By: /s/ Marjorie S. White
                                         -------------------------------------
                                         Name: Marjorie S. White
                                         Title: Vice President and Secretary


                                   SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: May 6, 1998


                                      DLJ LBO Plans Management Corporation



                                      By: /s/ Marjorie S. White
                                         -------------------------------------
                                         Name:  Marjorie S. White
                                         Title: Vice President and Secretary


                                   SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: May 6, 1998


                                      DLJMB Funding II, Inc.



                                      By: /s/ Marjorie S. White
                                         -------------------------------------
                                         Name:  Marjorie S. White
                                         Title: Secretary


                                   SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: May 6, 1998


                                      DLJ Capital Investors, Inc.



                                      By: /s/ Marjorie S. White
                                         -------------------------------------
                                         Name:  Marjorie S. White
                                         Title: Secretary and Treasurer


                                   SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: May 6, 1998


                                      UK Investment Plan 1997 Partners

                                      By UK Investment Plan 1997, Inc.



                                      By: /s/ Marjorie S. White
                                         -------------------------------------
                                         Name:  Marjorie S. White
                                         Title: Vice President, Secretary and
                                                Treasurer


                                   SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: May 6, 1998


                                      UK Investment Plan 1997, Inc.



                                      By: /s/ Marjorie S. White
                                         -------------------------------------
                                         Name:  Marjorie S. White
                                         Title: Vice President, Secretary and
                                                Treasurer



                                   SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: May 6, 1998


                                      Donaldson, Lufkin & Jenrette, Inc.



                                      By: /s/ Marjorie S. White
                                         -------------------------------------
                                         Name:  Marjorie S. White
                                         Title: Vice President and Secretary


                                   SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: May 6, 1998


                                      The Equitable Companies Incorporated



                                      By: /s/ Alvin H. Fenichel
                                         -------------------------------------
                                         Name:  Alvin H. Fenichel
                                         Title: Senior Vice President
                                                and Controller


                                   SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: May 6, 1998


                                      AXA
                                      Finaxa
                                      AXA Assurances I.A.R.D. Mutuelle
                                      AXA Assurances Vie Mutuelle
                                      AXA Courtage Assurance Mutuelle
                                      Alpha Assurances Vie Mutuelle
                                      Claude Bebear, as AXA Voting Trustee
                                      Patrice Garnier, as AXA Voting Trustee
                                      Henri de Clermont-Tonnerre,
                                         as AXA Voting Trustee


                                      Signed on behalf of each of the above



                                      By: /s/ Alvin H. Fenichel
                                         -------------------------------------
                                         Name: Alvin H. Fenichel
                                         Title: Attorney-in-fact